Exhibit 99.1

Outdoor Holding Company Announces Settlement and Leadership Transition

Board Appoints Steve Urvan, Founder of GunBroker.com and Largest Shareholder, as Chairman and CEO

Announces Regained Compliance with Nasdaq Listing Rule Regarding Timely Periodic Reporting

SCOTTSDALE, Ariz., May 28, 2025 -- Outdoor Holding Company (Nasdaq: POWW, POWWP) (“Outdoors Online,” “we,” “us,” “our” or the “Company”), the owner of GunBroker.com, the largest online marketplace for firearms, hunting and related products, today announced that Steve Urvan will serve as the Company’s Chief Executive Officer and Chairman of the Board following the recent closing of the divestiture of the Company’s ammunition manufacturing division and in connection with the settlement of litigation between Mr. Urvan and the Company. Mr. Urvan’s appointment will be effective at 5:00 p.m. Eastern Time on May 30, 2025, provided that, as of such time, Nasdaq has not objected to the settlement transaction described in more detail below (the “Effective Date”). Mr. Urvan is the founder of GunBroker.com and single largest shareholder of the Company.

Mr. Urvan commented:

“I am excited to step into the executive role to drive the core GunBroker business and lead the Company’s recent repositioning of the publicly traded holding company as Outdoor Holding Company. Although there is a lot of hard work ahead, we are going to build a winning culture and set clear operating principles to guide us to success. I look forward to providing updates to all of my fellow shareholders and stakeholders in the coming quarters in a renewed spirit of openness and transparency.”

The Company’s Board of Directors (the “Board”) determined that Mr. Urvan is the right leader for the Company given his extensive expertise in building, growing and investing in technology and e-commerce companies, which he developed in part founding GunBroker.com and leading that business for 22 years. As part of the leadership transition, Mr. Urvan will also be assuming the Chairman role on the Board.

Fred Wagenhals, the Company’s founder and former Executive Chairman, commented:

“As I have stepped into retirement, I have continued to stay focused the performance of Outdoors Online from my position as a large shareholder. Steve’s upcoming appointment, along with the recent rebrand, reflects a continued dedication to accelerating and supporting the Company’s strategic focus on growing its profitable e-commerce segment. I look forward to offering whatever support I can from the shareholder perspective as Steve leverages his significant experience to refocus on capital allocation and ideas that will generate shareholder value for all.”

Update on Litigation

In connection with today’s announcement, the Company has settled its ongoing litigation with Mr. Urvan (the “Settlement”). The Settlement, which will become effective on the Effective Date, results in an end to high-cost litigation, locks in a fair resolution, and enables the Company to fully focus on positioning its e-commerce business to increase profitability and shareholder value. As a function of the Settlement, outgoing CEO Jared Smith will immediately resign from the Board on the Effective Date. The Board will be comprised of six total members, consisting of the five remaining independent members and Mr. Urvan.

Along with his appointment as CEO, Mr. Urvan will receive financial remuneration as a product of the Settlement. For additional information about the terms of the Settlement, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2025.

Additionally, to ensure that his focus is on delivering shareholder value, and to effectively align his compensation with performance, Mr. Urvan will take a salary of just $1 in his first year – with bonus or equity grants to be determined by the Compensation Committee of the Board as it deems appropriate.

Period Reporting Compliance

Upon the May 20, 2025, filing of the Company’s Forms 10-Q for the periods ended September 30 and December 31, 2024, the Company has met the requirement for The Nasdaq Stock Market under Listing Rule 5250(c)(1). The Company intends to timely file its annual report on Form 10-K for fiscal year 2025.

About Outdoor Holding Company (dba Outdoors Online)

AMMO, Inc., the publicly traded parent of GunBroker.com has been rebranded to Outdoor Holding Company, now the sole owner of Outdoors Online, LLC, and operator of GunBroker.com, the largest online marketplace dedicated to firearms, hunting, shooting and related products. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, the GunBroker.com website is an informative, secure and safe way to buy and sell firearms, ammunition, shooting accessories and outdoor gear online. GunBroker promotes responsible ownership of guns and firearms. For more information, visit: www.gunbroker.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release are considered “forward-looking statements” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, among others, statements about the expected timing and effectiveness of the Settlement, the expected benefits of the Settlement and leadership transition, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Instead, they are based only on Company management’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the delayed effectiveness of the Settlement, including the leadership transition, and the risk that Nasdaq objects to the Settlement transaction. Therefore, investors should not rely on any of these forward-looking statements and should review the risks and uncertainties described under the caption “Risk Factors” in the Company’s amended Annual Report on Form 10-K filed with the SEC on May 20, 2025, and additional disclosures the Company makes in its other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Forward-looking statements are made as of the date of this release, and except as provided by law, the Company expressly disclaims any obligation or undertaking to any updated forward-looking statements.

Contacts

For media:

Longacre Square Partners

Rebecca Kral

AMMO@longacresquare.com

For investors:

CoreIR

Phone: (212) 655-0924

IR@ammo-inc.com

Source: Outdoor Holding Company